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LARRY EDGAR REJOINS McCLATCHY AS CONTROLLER

SACRAMENTO, Calif., Sept. 30, 2013 – The McClatchy Company (NYSE: MNI) announced today that Larry Edgar will rejoin the company as corporate controller Oct. 1, the same position Edgar held from 2005 to 2008. He replaces Hai Nguyen, who resigned earlier this month to become chief financial officer for another Northern California-based company.

Edgar, 42, first joined McClatchy’s corporate finance department in 1998 as an accounting supervisor. In 2000, he was promoted to assistant controller and was named controller in 2005. Edgar left McClatchy in 2008 to become managing partner of Edgar & Associates, a family-owned business that provides tax and accounting services.

“Larry has been looking for opportunities to re-enter the corporate world so we’re thrilled to welcome him back to McClatchy,” said Elaine Lintecum, McClatchy’s CFO. “Larry led the finance and accounting team through the 2006 Knight Ridder acquisition, McClatchy’s largest transaction. He was involved in the complex purchase accounting around the transaction and was responsible for integrating many of the business operations and finance functions of the two companies. He is an accomplished accountant and a proven leader who knows our company well and appreciates our values. I expect he’ll pick right up where he left off – as a great controller for McClatchy.”

“For the past five years, I’ve watched from afar as McClatchy has continued its transformation into a modern media company with an exciting future,” Edgar said. “I’m ready to roll up my sleeves, get to work with some old friends and new colleagues and be part of that future.”

About McClatchy

The McClatchy Company is a leading news and information provider, offering a wide array of print and digital products in each of the markets it serves. As the third largest newspaper company in the country, McClatchy’s operations include 30 daily newspapers, community newspapers, websites, mobile news and advertising, niche publications, direct marketing and direct mail services. The company’s largest newspapers include the (Fort Worth) Star-Telegram, The Sacramento Bee, The Kansas City Star, the Miami Herald, The Charlotte Observer and The (Raleigh) News & Observer. McClatchy is listed on the New York Stock Exchange under the symbol MNI.

Contact: Ryan Kimball

Assistant Treasurer

916-321-1849

rkimball@mcclatchy.com